Exhibit 99.1

iPower Opens New AI Era with Five-Year Services LOI

Targeting $21.90 Million in Potential Annualized Services

Customer expansion plan contemplates growth from 48 to 396 AI computing units during 2027

Oct 15, 2026 — iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”) today announced that its wholly owned subsidiary, iPower AI LLC, has received a customer-signed, non-binding letter of intent for a five-year AI equipment services and management relationship. The proposed engagement marks a step forward in iPower’s transformation into an AI infrastructure and services company.

The customer has identified an initial fleet of 48 AI computing equipment units and expects to expand to approximately 396 units in total during 2027. At the proposed fee of $4,608 per unit per month, assuming the full build out, the target fleet would represent up to approximately $1.82 million in monthly service fees, or up to $21.90 million on an annualized basis for five years. The initial 48 units would represent approximately $2.65 million in annualized fees, or $13.27 million if all 48 remain billable for the full 60-month cooperation period.

“This is the opening of a new era for iPower,” said Lawrence Tan, Chief Executive Officer. “We are not simply adding AI to our existing business. We are working to make AI infrastructure and services a central driver of what iPower becomes. This proposed relationship puts a concrete operating model behind that direction: managing computing infrastructure for customers and building recurring service revenue as their deployments grow.”

iPower AI LLC would provide or coordinate equipment operations, monitoring, maintenance, technical support and data center coordination. The relationship is intended to support a scalable services business whose growth is not limited to equipment iPower owns.

The LOI’s commercial terms are non-binding and subject to a definitive services agreement between iPower AI LLC and the customer. Fee illustrations assume the stated units remain billable at the proposed rate throughout the illustrated period; they are not committed revenue, backlog, profit or 2027 revenue guidance. Actual fees would depend on deployment timing and final terms.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven company executing a focused strategy at the intersection of AI infrastructure and real-world commerce. Building on its established e-commerce operations, technology platform and capital markets experience, the Company is expanding into AI infrastructure investments and related financing ecosystems.

Through targeted investments in digital assets, infrastructure financing protocols and other AI-related opportunities, iPower seeks to participate in the growth of the compute, data center and infrastructure layers that support artificial intelligence. Leveraging its operating experience, ecosystem relationships and capital markets access, iPower is building a scalable business designed to generate durable long-term value for stockholders.

For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the non-binding letter of intent, the proposed services relationship with this customer and future customers, the proposed initial deployment, anticipated term, potential expansion, contemplated contract value, equipment sourcing, financing, data center deployment, definitive agreements, potential lease revenue, customer demand and the Company’s AI infrastructure strategy. These statements involve known and unknown risks and uncertainties and are based on current expectations and projections. Actual results may differ materially from those set forth herein. The LOI is non-binding, material commercial terms have not been finalized, and there can be no assurance that definitive agreements will be executed or that the proposed initial transaction or any expansion will be completed. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Investor Relations Contact

IPW.IR@meetipower.com